Exhibit 4(i)(U)
Qimonda AG
Confidential Materials Omitted and Filed Separately with the
Securities and Exchange Commission.
Confidential Portions denoted by [***].
Product Purchase And Capacity Reservation Addendum #6
- hereinafter referred to as the ''Addendum'' -
by and between
Semiconductor Manufacturing International Corporation,
a Cayman Islands company,
having a place of business at No. 18 Zhangjiang Road, Pudong New Area,
201203 Shanghai, The People’s Republic of China
and
Semiconductor Manufacturing International (Shanghai) Corporation,
having an office at No. 18 Zhangjiang Road, Pudong New Area,
201203 Shanghai, The People’s Republic of China
- collectively, hereinafter referred to as ''SMIC“-
and
Qimonda AG
having a place of business at Gustav-Heinemann-Ring 212, 81739 Munich, Germany
- hereinafter referred to as ''Qimonda'' -

1

- SMIC and Qimonda hereinafter collectively referred to as the ''Parties'' and severally referred to as a ''Party'' -

2

Preamble
WHEREAS, Infineon Technologies AG, Munich , Germany and SMIC, on December 4, 2002, entered into that certain Know How Transfer Agreement, as amended several times, regarding Infineon’s DRAM technologies for use in the manufacture by SMIC of certain DRAM products (the “Know How Agreement”), that certain Product Purchasing and Capacity Reservation Agreement, as amended several times, related thereto (the ''Agreement'') and further, on March 19, 2004 into a Disclosure and License Agreement;
WHEREAS, Infineon has assigned all such contracts to Qimonda;
WHEREAS, the Parties further wish to enter into this Addendum to set forth certain amended terms and conditions for the supply of certain products by SMIC to Qimonda.
NOW, THEREFORE, the Parties agree as follows:
Article 1 — Purpose of this Addendum
This Addendum amends and adds provisions to the Agreement. Unless expressly set forth herein, the Agreement, including its Annexes, shall remain unaltered and in full force and effect.
Article 2 — Definitions
For the avoidance of doubt, definitions set forth in the Agreement which refer to the Know How Agreement shall be understood as a reference to such Know How Transfer Agreement as amended by its Addendum #3. Capitalized terms not defined herein shall have the meanings assigned to them in the Agreement.

3

Article 3 — Replacement of Annex 1 and Annex 2
As of the Addendum Date defined below, Annex 1 and Annex 2 of the Agreement are replaced by Annex 1 and Annex 2 of this Addendum.
Article 4 — Term and Termination
4.1	This Addendum shall enter into force retroactively as of June 1, 2006 (''Addendum Date'').
Article 8 — Miscellaneous
8.1	Public Announcement. No public announcement concerning the terms of this Addendum or concerning the transactions described herein shall be made, either directly or indirectly, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement. The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to determine whether they agree to such announcement.

8.2	Annexes. Annexes 1 and 2, which are attached hereto, shall constitute an integral part hereof.

8.3	Counterparts. This Addendum may be executed in counterparts, each of which shall be deemed to be an original.
IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be executed in duplicate by their respective duly authorized representatives:

4

Semiconductor Manufacturing
International Corporation		Qimonda AG

By:	/s/ James Sung	By:	/s/ Michael Majerus

Name:	James Sung	Name:	Michael Majerus

Title:	Senior Vice President	Title:	Chief Financial Officer

Date:	August 10, 2006	Date:	August 18, 2006

By:	/s/ Marco Mora	By:	/s/ Klaus Fleischmann

Name:	Marco Mora	Name:	Klaus Fleischmann

Title:	Chief Operating Officer	Title:	Vice President

Date:	August 10, 2006	Date:	August 18, 2006

Semiconductor Manufacturing International (Shanghai) Corporation

By:	/s/ Marco Mora

Name:	Marco Mora

Title:	Chief Operating Officer

Date:	August 10, 2006

By:	/s/ James Sung

Name:	James Sung

Title:	Senior Vice President

Date:	August 11, 2006

5

ANNEX 1
to the Product Purchase And Capacity Reservation Agreement and its Addendum #6
Transfer Price
[Superseded and replaced by Annex 1 in Addendum #7]

6

ANNEX 2
to the Product Purchase And Capacity Reservation Agreement and its Addendum #6
Reserved Capacity
[Superseded and replaced by Annex 2 in Addendum #7]

7

Product Purchase And Capacity Reservation Addendum #7
- hereinafter referred to as the ''Addendum'' -
by and between
Semiconductor Manufacturing International Corporation,
a Cayman Islands company,
having a place of business at No. 18 Zhangjiang Road, Pudong New Area,
201203 Shanghai, The People’s Republic of China
and
Semiconductor Manufacturing International (Shanghai) Corporation,
having an office at No. 18 Zhangjiang Road, Pudong New Area,
201203 Shanghai, The People’s Republic of China
- collectively, hereinafter referred to as ''SMIC“-
and
Qimonda AG
having a place of business at Gustav-Heinemann-Ring 212, 81739 Munich, Germany
- hereinafter referred to as ''Qimonda'' -
- SMIC and Qimonda hereinafter collectively referred to as the ''Parties'' and severally referred to as a ''Party'' -

Preamble
WHEREAS, Infineon Technologies AG, Munich , Germany and SMIC, on December 4, 2002, entered into that certain Know How Transfer Agreement, as amended several times, regarding Infineon’s DRAM technologies for use in the manufacture by SMIC of certain DRAM products (the “Know How Agreement”), that certain Product Purchasing and Capacity Reservation Agreement, as amended several times, related thereto (the ''Agreement'') and further, on March 19, 2004 into a Disclosure and License Agreement;
WHEREAS, Infineon has assigned all such contracts to Qimonda;
WHEREAS, the Parties further wish to enter into this Addendum to set forth certain amended terms and conditions for the supply of certain products by SMIC to Qimonda.
NOW, THEREFORE, the Parties agree as follows:
Article 1 — Purpose of this Addendum
This Addendum amends and adds provisions to the Agreement. Unless expressly set forth herein, the Agreement, including its Annexes, shall remain unaltered and in full force and effect.
Article 2 — Definitions
For the avoidance of doubt, definitions set forth in the Agreement which refer to the Know How Agreement shall be understood as a reference to such Know How Transfer Agreement as amended by its most current Addendum. Capitalized terms not defined herein shall have the meanings assigned to them in the Agreement. Following definition shall be added to the Agreement.
“AENEON ASP” shall mean the ASP charged by Qimonda for Contract Products sold under its AENEON brand.

Article 3 — Price and Payment
3.1	Section 4.2. of the Agreement shall be replaced by the following:

Fifteen (15) days before each Delivery Month but not later than four (4) days before each Delivery Month, Qimonda and SMIC shall agree on the estimated Transfer Prices (based on ninety-five percent (95%) of the Market Price of the month preceding the delivery month or in case of the Transfer Price for Contract Products sold under Qimonda’s AENEON brand ninety-five percent (95%) of Qimonda’s AENEON ASP of the preceding month) for the Contract Product of such Delivery Month. Qimonda shall use such estimated Transfer Price when placing the Purchase Order with SMIC for such Delivery Month.

3.2	Section 4.3. of the Agreement shall be replaced by the following:

Qimonda shall calculate the actual Market Price for a specific Delivery Month and the actual AENEON Average Sales Price for a specific Delivery Month as soon as possible and inform SMIC, but in no case later than forty-five (45) days after the end of the respective Sales Month.

3.3	Section 4.4 of the Agreement shall be replaced by the following:

Using the actual Market Price and the actual AENEON ASP established according to Section 4.3 above, SMIC shall calculate the actual Transfer Price for such specific Delivery Month and compare this actual Transfer Price with the original invoiced Transfer Price. If the original invoiced Transfer Price is higher than the actual Transfer Price, the difference shall be credited to Infineon by SMIC. If the original invoiced Transfer Price is lower than the actual Transfer Price, the difference shall be debited to Infineon by SMIC. Such debits and credits shall be accumulated by SMIC over the span of a calendar quarter and the balance shall be credited or debited to Infineon within fifteen (15) days after the end of each such quarter.
Article 3 — Replacement of Annex 1 and Annex 2
As of the Addendum Date defined below, Annex 1 and Annex 2 of the Agreement are replaced by Annex 1 and Annex 2 of this Addendum.
Article 4 — Term and Termination
4.1	This Addendum shall enter into force upon signature by both Parties.

Article 8 — Miscellaneous
8.1	Public Announcement. No public announcement concerning the terms of this Addendum or concerning the transactions described herein shall be made, either directly or indirectly, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement. The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to determine whether they agree to such announcement.

8.2	Annexes. Annexes 1 and 2, which are attached hereto, shall constitute an integral part hereof.

8.3	Counterparts. This Addendum may be executed in counterparts, each of which shall be deemed to be an original.
IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be executed in duplicate by their respective duly authorized representatives:

Semiconductor Manufacturing
International Corporation		Qimonda AG

By:	/s/ James Sung	By:	/s/ Klaus Fleischmann

Name:	James Sung	Name:	Klaus Fleischmann

Title:	Senior Vice President	Title:	Vice President

Date:	November 14, 2006	Date:	November 14, 2006

By:		By:	/s/ Marc Lohoff

Name:		Name:	Marc Lohoff

Title:		Title:	Senior Director Manufacturing Cooperations

Date:		Date:	November 14, 2006

Semiconductor Manufacturing International
(Shanghai) Corporation

By:	/s/ James Sung

Name:	James Sung

Title:	Senior Vice President

Date:	November 16, 2006

By:

Name:

Title:

Date:

ANNEX 1
to the Product Purchase And Capacity Reservation Agreement and its Addendum #7
Transfer Price
[***]
—End of Annex 1—

ANNEX 2
to the Product Purchase And Capacity Reservation Agreement and its Addendum #6
Reserved Capacity

	2003	2004	2005	2006	2007	2008	2009
200mm	5.000	15.000	20.000	20.000	20.000	—	—

300mm	—	As below	15.000	15.000	15.000	15.000	15.000

1.	2004 Capacity Increase

Figures in the above table refer to calendar years and to the average wafer start per month (wspm) during the respective calendar year, excluding Engineering Lots and Wafer Risk Starts. However, the Reserved Capacity in 300mm Wafer size shall be increased in the calendar year 2004 as follows:

June	July	Aug.	Sept.	Oct.	Nov.	Dec.

100	500	1.000	2.000	4.000	6.000	8.000
Subject to the foregoing, throughout a calendar year, the Reserved Capacity shall be allocated linearly on a monthly basis with respect to wafer output, with an allowable deviation of +[***]% /- [***]% per month. During the ramp up phases, the allowable deviation shall be in accordance with the respective ramp up plan.

2.	140nm to 110nm Conversion on 200mm

The Reserved Capacity in 200mm Wafer size shall be converted from the 140nm Contract Process to the 110nm Contract Process pursuant to Section 2.1 of the Agreement. In any event, by the end of the calendar year 2004, the Reserved Capacity of 20.000 wspm in 200mm Wafer size shall be available using the 110nm Contract Process.

In 2007 at least [***] wspm in 200mm Wafer size are used for the [***] Contract Product, whereas in Q1 of 2007 according to the commercially reasonable ramp of such product this capacity may still partly be used for the [***] with a minimum of [***] wspm.

At least [***] wspm out of the Reserved Capacity in 200 mm Wafer size shall be used for the [***] Contract Product sold under Qimonda’s AENEON brand. The exact amount of Wafers requested by Qimonda for such business will be reflected in the monthly forecast. Each Party may terminate this obligation with two (2) months prior written notice.

3.	100nm to 90nm Conversion on 300mm

The Reserved Capacity in 300mm Wafer size shall be provided using the 110nm Contract Process and the 90nm Contract Process and the conversion from 110nm to 90nm shall be made pursuant to Section 2.1c of the Agreement.

4.	Volume Adjustment

4.1	When the Margin according to any of the models referred to in Annex 1 of the Agreement is negative, then each Party shall have the right to adjust the wspm volume set forth on this Annex 2 of the respective negative Margin bearing Contract Product; provided that the Parties shall resume their obligations under the full Reserved Capacity as soon as the Margin becomes positive.

4.2	On a monthly basis, the Parties will discuss in good faith the extent and timing of a reduction in volume in accordance with Section 3.2.2 of the Agreement and taking into consideration Infineon’s then outstanding delivery obligations for Contract Products to its customers. Further, in no event shall the Reserved Capacity for 300mm Wafers be reduced below [***] wspm.

4.3	In addition, in order to prevent SMIC from requesting a wspm volume reduction, Infineon shall have the right to compensate SMIC for the lacking US Dollar amount which causes the Margin to become negative, in which case the then current wspm volume shall not be reduced.

4.4	The Parties acknowledge that the ongoing ramp up of the Reserved Capacity for 200mm Wafers, as of January 2004, has reached a volume of [***] wspm. SMIC agrees to increase the number of actual Wafer starts to said [***] Wafers from February 2004 on (“[***] Wafer In”). Only after [***] Wafer In have been reached, the wspm volume may again become subject to adjustment pursuant to this Section 4.

5.	Cycle Time

SMIC shall use best efforts to achieve an actual cycle time for processing a Wafer of equal or less than [***] times the physical cycle time for processing such Wafer (i.e. flow factor [***]). During the ramp up phase of a new Contract Process, typical longer actual cycle times resulting from use of multiple one of a kind tools shall not result in a breach of this provision.

6.	Capacity used under the Disclosure and License Agreement

The Disclosure and License Agreement may allow SMIC to use certain portions of the Reserved Capacity for the manufacture of products to certain third parties, subject to the terms and conditions of said Disclosure and License Agreement, in which case the number of Contract Products Infineon shall purchase under the Reserved Capacity shall be reduced by the number of Contract Products

SMIC manufactures for third parties.
—End of Annex 2—